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                                                                    EXHIBIT 23.5


                                 March 18, 2002


Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

Gentlemen:

         In connection with the Registration Statement on Form S-3, of Magnum Hunter Resources, Inc. (the "Company") to be filed with the Securities and Exchange Commission on or about March 18, 2002, we hereby consent to the references to our firm in said Registration Statement found under the heading "Experts" in the "Prospectus." We further consent to the references to our firm and estimates of reserves and revenues that were taken from our "Appraisal Report as of December 31, 2000 on Reserves owned by Magnum Hunter Resources, Inc. in Certain Properties Offshore Louisiana," in Part I, Item 1, "Properties-Offshore Gulf of Mexico," and in Part I, Item 2, "Oil and Gas Reserves" of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in the Registration Statement. However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates, as of December 31, 2000, set forth in our report have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the aforementioned Annual Report.

                                   Very truly yours,


                                   /s/ DeGolyer and MacNaughton

                                   DeGolyer and MacNaughton